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Rayonier to Acquire 55,000 Acres of Timberland in Texas

JACKSONVILLE, Fla., November 30, 2006 -- Rayonier (NYSE:RYN) announced today it has agreed to acquire 55,000 acres of high-quality timberland in Texas for $121 million from an investment fund advised by Global Forest Partners LP. The transaction is expected to close by year-end.

The well-managed timberland has an unusually large percentage of immediately harvestable, high-value pine sawtimber. In addition, the property is located approximately 70 miles north of Houston along Interstate 45 in an area with good demand for rural land.

"This property is an excellent fit for Rayonier," said Lee Nutter, Chairman, President and CEO. "Because of the very high percentage of mature timber and its exceptional quality, the transaction will be immediately cash accretive. The property also complements the 31,000 acres of timberland we recently acquired in Texas. In addition to increasing our timberland base, this purchase provides very significant like-kind-exchange tax benefits, giving us further opportunity to efficiently develop our high-value real estate business along the I-95 coastal corridor in Georgia and Northeast Florida."

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.7 million acres of timber and land in the U.S., New Zealand and Australia. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries.

About Global Forest Partners LP

Global Forest Partners LP is an SEC-registered investment adviser that structures and manages innovative timberland investments on behalf of institutional and other qualified investors worldwide. As of September 30, 2006, the firm managed approximately $1.6 billion for over 100 clients.

Except for historical information, the statements made in this press release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated earnings, revenues, tax savings and other statements relating to Rayonier's financial and operational performance, in some cases are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: unexpected delays in the entry into or closing of real estate sale transactions, including, without limitation, the above-described transaction; changes in law or policy that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions, including the transactions referenced above; the ability of the company to complete tax-efficient, like-kind exchanges of real estate; and implementation or revision of governmental policies and regulations affecting taxes, including changes in tax laws that could reduce the benefits associated with REIT status or like-kind exchanges of real estate. For additional factors that could impact future results, please see the company's most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.